Exhibit 10.1

ANN TAYLOR

Kay Krill

President

August 29, 2005

Ms. Laura Weil

Dear Laura:

We are very pleased to offer you an opportunity to join Ann Taylor. The content and some of the terms of this offer have been updated since earlier letters.

The following information outlines the terms of our offer of employment:

• Start Date:	TBD

• Title:	Senior Executive Vice President, Chief Operating Officer

• Reporting to:	Kay Krill, President Ann Taylor Corporation

• Base Salary:	$700,000 per annum, to be paid semi-monthly. This will be reviewed annually.

• Bonus:	Annual bonus eligibility will be 70% of your base salary. This potential bonus will be determined by targets under the Annual Management Incentive Plan (AMIP) and paid at the sole discretion of the company.

• Bonus Guarantee:	AMIP bonus of $700,000 payable on or around March 31, 2006, provided you are employed by the Company on the payment date.

• Long Term Incentive Plan (LTIP):	LTIP eligibility will be 40% of your base salary. You are eligible to be included in the full 2005-2007 cycle.

• Sign-On Bonus:	$200,000 to be paid on or about the Start Date. You will repay this in full if you voluntarily leave other than for “Good Reason”, as defined under the “Severance” section below, within one year of service.

• Time-Vested Stock Options:	We are granting you 175,000 stock options, subject to the approval of the Compensation Committee of the Board. These options vest 50% on March 31, 2006 and 50% on March 31, 2007. The effective date of grant will be the Start Date and the exercise price will be the closing price on the business day immediately preceding the Start Date. You will receive a letter outlining the terms approximately 60 days from your hire date.

• Time-Vested Restricted Stock:	We are granting you 75,000 shares of Restricted Common Stock, subject to the approval of the Compensation Committee of the Board. The restrictions on these shares lapse 50% on March 31, 2006 and 50% on March 31, 2007. The effective date of grant will be on the Start Date. You will receive a letter outlining the terms approximately 60 days from your hire date.

• Continued Vesting:	If your employment is terminated by Ann Taylor without “Cause” or by you for “Good Reason”, as defined below, the grants of 175,000 time-vesting stock options and 75,000 time-vesting restricted shares will continue to vest in accordance with the respective vesting schedules as if no such termination had occurred. You will continue to be able to exercise those options until the 90th day after the final vesting date (but in no event after the expiration of the term of such options), at which time the options will expire.

• Performance Based Stock Grant:	We will also grant you, subject to Compensation Committee approval, 50,000 performance-vesting stock options and 50,000 performance-vesting shares of restricted stock. The vesting terms and performance metrics will be aligned with grants to be awarded to me upon becoming Chief Executive Officer.

• Annual Stock Grants:	Annual equity grants are provided to eligible associates on an annual basis on or around March 31st of each year and will be based on your performance and the Company’s performance, subject to Compensation Committee approval. The Compensation Committee will review annually the appropriate level of award for which you are eligible based on your position as Chief Operating Officer. As CEO, I will also have the right to recommend additional options and restricted shares at my discretion based on individual performance.

• Severance:	Since our executives generally do not have employment contracts, this will confirm that if you voluntarily leave for “Good Reason” (as defined below) or you are terminated by Ann Taylor for reasons other than “Cause”, you will receive minimum severance equal to 12 months of your base salary at the termination date. Payment of any severance compensation is contingent upon your entering into a binding severance agreement including a general release, restrictions on soliciting or hiring Ann Taylor associates and confidentiality. This severance will not be offset if you get another position during the period you are receiving severance. “Cause” is defined on the attached exhibit. For purposes hereof, you shall have “Good Reason” to terminate your employment hereunder (1) upon a failure by the Company to comply with any material provision of this letter agreement which has not been cured within ten business days after notice of such noncompliance has been given by you to the Company, or (2) upon action by the Company resulting in a diminution of your title or authority.

• Change in Control Provisions:	In the event that your employment terminates following a “Change in Control”, as defined in the Company’s Special Severance Plan, you will be covered by the terms of the Special Severance Plan and will be entitled to receive the product of the sum of your annual base salary and your average AMIP and LTIP bonuses for three years, multiplied by two and one-half (2.5). If your employment terminates following a “Change in Control” and prior to such termination the Special Severance Plan is amended to be less favorable to you or terminated, you will receive the same benefits as if the Special Severance Plan had not been so amended or terminated.

• Benefits:	All benefits generally available to senior executives of the Company and the following:

–	You have represented that you have no agreement or other restriction that would prevent you from accepting employment with the Company and you acknowledge that the Company has instructed you not to use any confidential or proprietary information of your current employer in connection with your employment with the Company. The Company agrees to defend you, with counsel selected by the Company, and reimburse you for all reasonable expenses you may incur arising in connection with a claim by your current employer solely relating to your acceptance of employment with the Company, other than a claim relating to your disclosure or use of any confidential or proprietary information of such employer or breach of any agreement with such employer. In addition, the Company will reimburse you for legal fees relating to this offer, not to exceed $15,000.

–	Paid fees for tax preparation for 2005, not to exceed $5,000

–	Executive Coach

–	Annual Paid Time Off entitlement of 25 days

–	Executive Relocation

–	Shopping discount of 40% on all full-price merchandise and 25% on all reduced-price merchandise.

–	Medical, dental, vision, life and disability insurance under the Ann Taylor, Inc. Welfare Benefit Plan available on a contributory basis after 30 days of service.

–	Discounted stock purchase plan available on the next enrollment date.

–	Pension plan in accordance with the rules of the Ann Taylor, Inc. Pension Plan.

–	401(k) plan available under the Ann Taylor, Inc. Savings Plan.

All payments described in this letter will be subject to applicable payroll and income tax withholding and other applicable deductions.

The terms and conditions of your employment with Ann Taylor are governed by the laws of New York State and standard company policies. Among other things, this means that the offer of employment is contingent upon you satisfactorily meeting all pre-employment requirements including proof of your eligibility to work in the United States.

Please understand that this letter is not a contract of continuing employment. Your employment by Ann Taylor is “Employment At Will”, which means for no fixed term, and either you or Ann Taylor may terminate the employment relationship at any time and for any reason.

Please call me if you have any questions or need assistance (212) 541-3296.

Sincerely,

/s/ Kay Krill
Kay Krill
President, Ann Taylor Stores Corporation

AGREED:
/s/ Laura Weil Laura Weil

Dated: August 30, 2005

Exhibit

Cause. The Company shall have “Cause” to terminate the Executive’s employment hereunder upon (1) the Executive’s conviction for the commission of an act or acts constituting a felony under the laws of the United States or any state thereof, (2) action by the Executive toward the Company involving dishonesty, (3) the Executive’s refusal to abide by or follow reasonable written directions of the Board or the CEO, which does not cease within ten (10) business days after such written notice regarding such refusal has been given to the Executive by the Company, (4) the Executive’s gross nonfeasance which does not cease within ten (10) business days after notice regarding such nonfeasance has been given to the Executive by the Company, or (5) other willful conduct by the Executive which is intended to have and does have a material adverse impact on the Company.